Exhibit 99.1

Contact:	Dan Cravens
480/693-5729
FOR IMMEDIATE RELEASE
US AIRWAYS GROUP, INC. ANNOUNCES EXERCISE OF COMMON STOCK AND
CONVERTIBLE NOTE OVER-ALLOTMENT OPTIONS; TOTAL NET OFFERING PROCEEDS
INCREASED TO $234 MILLION
     TEMPE, Ariz., May 12, 2009 – US Airways Group, Inc. (NYSE: LCC) (“US Airways”) announced today that the underwriters of its previously announced common stock and convertible note offerings have exercised in full their options to purchase additional securities to cover over-allotments in respect of those offerings. As a result, at the closings for the offerings US Airways expects to receive approximately $234 million of aggregate combined net proceeds, after underwriting discounts and estimated offering expenses. US Airways will issue a total of 17,480,000 shares of its common stock (including 2,280,000 additional shares issued pursuant to the option exercise) and a total of $172,500,000 aggregate principal amount of its new 7.25% convertible senior notes due 2014 (including $22,500,000 in aggregate principal amount of additional notes issued pursuant to the option exercise).
     US Airways expects the closings of both offerings, which are subject to customary conditions, to occur on May 13, 2009. US Airways intends to use the proceeds from the offerings for general corporate purposes.
     Citi and Morgan Stanley are the joint book-running managers for both offerings.
     The common stock and convertible notes referred to above are being offered under US Airways’ existing effective shelf registration statement. For each offering, a prospectus supplement and accompanying prospectus describing the terms of the offering has been filed with the Securities and Exchange Commission. Copies of both prospectus supplements and the accompanying prospectus may be obtained from Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn,

New York 11220 (tel: 718-765-6732) and from Morgan Stanley, 180 Varick Street, Second Floor, New York, New York 10014, Attention: Prospectus Department (email: prospectus@morganstanley.com).
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.
Forward Looking Statements
Certain of the statements contained herein should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” and “continue.” In particular, the closing of the offerings described above are subject to customary conditions, not all of which are within US Airways’ control. These statements are based upon the current beliefs and expectations of US Airways’ management and are subject to significant risks and uncertainties. Such risks and uncertainties include, but are not limited to, the following: the impact of high fuel costs, significant disruptions in fuel supply and further significant increases to fuel prices; the impact of future significant operating losses; US Airways’ high level of fixed obligations (including compliance with financial covenants related to those obligations) and the ability of US Airways to obtain and maintain any necessary financing for operations and other purposes; the impact of changes in US Airways’ business model; the ability of US Airways to maintain adequate liquidity; changes in prevailing interest rates and increased costs of financing; the impact of economic conditions; the ability of US Airways to obtain and maintain commercially reasonable terms with vendors and service providers and reliance on those vendors and service providers; reliance on third party service providers and the impact of any failure or disruption by these providers; labor costs, relations with unionized employees generally and the impact and outcome of the labor negotiations; reliance on automated systems and the impact of any failure or disruption of these systems; the impact of industry consolidation; competitive practices in the industry, including significant fare restructuring activities, capacity reductions or other restructuring or consolidation activities by major airlines; the ability to attract and retain qualified personnel; the impact of global instability including the potential impact of current and future hostilities, terrorist attacks, infectious disease outbreaks (including H1N1) or other global events; security related and insurance costs; government legislation and regulation, including environmental regulation; US Airways’ ability to obtain and maintain adequate facilities and infrastructure to operate and grow US Airways’ network; costs of ongoing data security compliance requirements and the impact of any data security breach; interruptions or disruptions in service at one or more of US Airways’ hub airports; the impact of any accident involving US Airways’ aircraft; delays in scheduled aircraft deliveries or other loss of anticipated fleet capacity; weather conditions; the cyclical nature of the airline industry; the impact of foreign currency exchange rate fluctuations; the ability to use NOLs and certain other tax attributes; ability to integrate management, operations and labor groups; the ability to maintain contracts critical to US Airways’ operations; the ability of US Airways to attract and retain customers; and other risks and uncertainties listed from time to time in US Airways’ reports to the SEC. There may be other factors not identified above of which US Airways is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. US Airways assumes no obligation to publicly update any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law. Additional factors that may affect the future results of US Airways are set forth in the section entitled “Risk Factors” in US Airways’ Report on Form 10-Q for the quarter ended March 31, 2009 and in US Airways’ other reports and filings with the SEC, which are available at www.usairways.com.
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